Exhibit 99.2R1

CADOGAN MANAGEMENT, LLC
CODE OF ETHICS

March 30, 2011

As their investment adviser, Cadogan has a fiduciary duty to the Investment Funds.  Cadogan’s fiduciary duty includes the duty of loyalty, which requires Cadogan to hold the interests of the Investment Funds above its own in all matters. This means that Cadogan must be particularly sensitive to situations in which the interests of the Investment Funds’ may be even indirectly in conflict with those of Cadogan and its Employees.  While Cadogan and its Employees should take great pains to avoid conflicts of interest and maintain impartiality in managing the Investment Funds, there are some conflicts that will inevitably occur. In such circumstances, Cadogan must clearly, accurately and completely describe those conflicts and the risks they present to investors.

These responsibilities have implications for Employees at the personal level as well as at the organizational level.

General Principles of Personal Conduct

Each Employee1 has an obligation to act in a matter that merits trust and confidence.  Specific guidelines for certain situations are addressed below and in other sections of the Manual.  General principles of personal conduct that should be followed are:

•	Employees must not take any action, either personally or on behalf of Cadogan, which will violate any law or regulation affecting our business.
•	Employees must perform their assigned duties to the best of their ability and in the best interests of Cadogan and the Investment Funds.
•	Employees should avoid circumstances that could produce conflicts or the appearance of conflicts between their personal interests and those of Cadogan or the Investment Funds.
•	Employees must adhere to and fully comply with all of Cadogan’s policies and procedures, including this Code of Ethics (the “Code”).
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Employees must exercise absolute candor and fully cooperate in providing facts and information requested from them by Cadogan management or other authorized representatives to the fullest extent permitted by law.

•	Employees must not use firm information, intellectual property, influence or their position within Cadogan for personal gain or for another’s advantage or in violation of any law or regulation.
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Employees must respect the confidentiality of information obtained in the course of business, including information regarding Investors, underlying hedge funds and their managers and other business counterparties.

 1 All Employees are considered “access persons” as defined by the Advisers Act.

More Specific Guidelines

Compliance with Laws, Rules and Regulations

Cadogan expects its Employees to comply with all laws, rules and regulations applicable to its business and operations. Employees should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. A good guideline is “Always ask first, act later – if you are unsure of what to do in any situation, seek guidance before you act.”

Conflicts of Interest

As discussed above, Employees should avoid circumstances that could produce conflicts or the appearance of conflicts between their personal interests and those of Cadogan or the Investment Funds. Employees should exercise sound judgment before committing to any activity or participating in any transaction that has even the potential to be a conflict. The appearance of a conflict of interest can often be as detrimental as a conflict itself.

A conflict of interest occurs when an individual’s private interest interferes with the interests of Cadogan, the Investment Funds or the Investment Funds’ investors (“Investors”). Such situations might include activities, conduct, or investments that could adversely affect judgment or job performance. Conflicts of interest also arise when an Employee or member of his or her family receives undisclosed, improper benefits as a result of the Employee’s position with Cadogan.

In general, you should consider the following factors to avoid conflict of interest situations:

•	Perception: Could others, including colleagues, Investors, hedge fund managers, regulators, or the public, perceive the activity or transaction as a conflict of interest or a potential conflict?
•	Intent: Is the activity or transaction being offered to you, or that you are offering to another, done so in an attempt or with the expectation to influence your or the other person’s judgment?
•	Impact: Will Cadogan, the Investment Funds or Investors be affected negatively if you participate in, or provide, the activity or transaction?
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Objectivity: Will participation in the activity or transaction in any way affect your ability or the ability of other participants to be objective with regard to any decision concerning an Investment Fund, Investor, colleague or hedge fund manager?

•	Time considerations: Will the time required for the activity or transaction interfere with your ability to effectively carry out your responsibilities at Cadogan?

The Code addresses a number of specific types of conflicts of interest that often arise for investment advisers.  However, determining whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be evident. Please do not attempt to resolve such questions yourself. Cadogan urges all Employees to seek guidance from the CCO, or his/her designee, with respect to issues that may arise. Conflicts must be disclosed to the CCO, or his/her designee, by the Employee and approved by the COO and CCO, if necessary, before the Employee takes any action. Activities and transactions involving a conflict of interest must be so pre-approved unless their treatment is specifically addressed in another section of the Code.

Outside Affiliations

Certain activities that Employees engage in outside of Cadogan could pose conflicts of interest.  Therefore, in order to assess and monitor, their potential impact on Cadogan, the Investment Funds and Investors, Cadogan requires that all outside affiliations, including directorships of private and public companies, service on a creditors committee, consulting engagements, fiduciary appointments (executorships, trusteeships or powers of attorney) other than for a family member and public/charitable positions be pre-approved by the COO and CCO on the “Outside Affiliation Approval Form” prior to commencing the affiliation.

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Initial Affiliations Report:  Within 10 days of the effective date of this Manual or his/her date of hire, each Employee must identify and disclose on the Outside Affiliation Approval Form, all outside affiliations.

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Once the initial affiliations have been approved and thereafter, Employees are required to maintain their own “Outside Affiliations” log. Promptly after the commencement of any new affiliation, the Employee must add the affiliation to his/her Outside Affiliations Log, including the date the affiliation was pre-approved.

•	On an annual basis, all Employees will be required to confirm that their Outside Affiliations Log is current.

Insider Trading

Court and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material nonpublic information or to selectively disclose such information to others who may trade.  Violations of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal from Cadogan.  Although there are exceptions to these prohibitions, these exceptions are limited.

“Material” information is any information about a company or the market for the company’s securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade.  Information that affects the price of the company’s securities is likely to be deemed material.

While it is not possible to identify in advance all information that will be deemed material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation.

“Nonpublic” information is any information that has not been disclosed generally to the marketplace.  Information received about a company that is not yet in general circulation should be considered nonpublic. Similarly, information received about a company in circumstances indicating that it is not yet in general circulation should be considered nonpublic.  As a general rule, one should be able to point to some fact to show that the information is widely available — for example, its publication in The Wall Street Journal or in other major news publications.

Material nonpublic information might be inadvertently disclosed to Employees by persons with business relationships with the company, such as a hedge fund manager who invests in the company or a company’s investment banker.  In such a case, the Employee should refrain from (1) trading for an Investment Fund or his or her own account while in possession of that information and (2) disclosing the information to others, such as family members or business or social acquaintances and immediately report the facts to the CCO for a decision regarding appropriate steps.  If you have any questions at all as to whether the information is material and nonpublic, you must resolve the questions before trading or divulging the information.  If any doubt at all remains, you should consult the CCO.

Employee Personal Trading

Private Investments:

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All investments in, and redemptions from, private investments made by Employees must be pre-approved by the CCO and the Director of Research, or their designees on the “Private and Certain Other Investments Approval Form.”

o	Private investments include investments in non-registered hedge funds and private equity funds. Registered funds that are clones of private funds will be treated as private funds
o	This policy covers Employees and members of an Employee’s household.
•	If an investment:
o	Employees must provide the following information:
▪	A copy of the fund’s offering and subscription documents and any side agreement/letter to be entered into between the Employee and the fund or its manager
▪	The amount of the investment
▪	How the Employee learned of the investment opportunity
▪	Any other information the CCO, the Director of Research or their designees may require
o
The Director of Research will review the terms of the transaction and will determine, among other things, whether the Employee’s investment could impede an Investment Fund’s ability to invest, for example, because of a constraint on the hedge fund’s capacity

o	If the investment will be in a hedge fund that an Investment Fund is invested in or considering, the Employee must invest on terms equal to or less favorable than Cadogan.
o
If the Employee invested in the hedge fund prior to an Investment Fund’s investment in the hedge fund and the Employee has received any more favorable term, the Employee must relinquish his/her more favorable term(s) unless:

▪	The Investment Fund is able to achieve the same or more favorable terms
▪
The Investment Fund was not offered the more favorable term because that term was offered to all investors similarly situated to the Employee at the time of the Employee’s investment, but is no longer offered to investors

▪	The Management Committee, in consultation with the CCO, waives the relinquishment requirement
•	If a partial or full redemption from a hedge fund that an Investment Fund is invested in:

o	The Employee must provide, in writing, to the CCO, the Director of Research and the Investments Committee, an explanation of his/her reason for redemption
o
The Director of Research will review the terms of the transaction and will determine, among other things, whether the Employee’s redemption could impede the invested Investment Fund’s ability to redeem, for example, because the hedge fund is liquidity constrained

o	The redemption will generally be approved as long as the Director of Research provides a written opinion that the Employee’s redemption will not materially harm any Investment Fund.
o
The Director of Research and the Investments Committee must also review the Employee’s reason for redemption and consider whether or not any invested Investment Fund should disinvest from the hedge fund for that reason. The CCO, or his/her designee, will be responsible for documenting the Investments Committee consideration.

•	The CCO, or his/her designee, will maintain a log of which hedge funds Employees are invested in.

Investments in Cadogan Investment Funds:

•	All investments in, and redemptions from, the Investment Funds made by Employees must be pre-approved by the CCO on the “Private and Certain Other Investments Approval Form.”
o	This policy covers Employees and members of an Employee’s household.
•	If an investment, the CCO will primarily review the terms upon which the Employee will invest
•	If a partial or full redemption:
o	The Employee must provide, in writing, to the CCO an explanation of his/her reason for redemption
o	The CCO will consider whether the Employee’s redemption is based upon knowledge that other Investors in the Investment Fund do not possess
o
The Employee may not receive any more favorable redemption term than any other investor unless the Management Committee, in consultation with the CCO, determines that the more favorable term will not materially harm the Investment Fund or its other Investors and approves it.

o	The redemption will generally be approved as long as the CCO determines that the Employee’s redemption will not materially harm the Investment Fund.
o
If all redemptions requests to the Investment Fund are not going to be fulfilled, the Employee’s redemption request will be fulfilled proportionately, in the same portion as other Investor redemption requests

•	The CCO, or his/her designee, will maintain a log of which Investment Funds Employees are invested in.

Investments in Equity and Fixed Income Securities and Derivatives:

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Employees may trade equity or fixed income securities or derivatives without  pre-approval, except for securities offered in initial public offerings (IPOs), which must be pre-approved by the CCO, or his/her designee on the “Private and Certain Other Investments Approval Form.”

o	With respect to IPOs, the CCO will examine the Employee’s investment thesis to determine whether it is connected to a hedge fund manager or if there is any other conflict involved.

•	In investing in equity or fixed income securities or derivatives, Employees must adhere to the following guidelines:
o	Do not trade on information received from hedge fund managers that the Employee has reason to believe is material and nonpublic
o	Do not trade in a security if during a recent, private discussion with a hedge fund manager, the manager has indicated that he/she is building or scaling back the position
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Employee personal trading will be monitored by the CCO, or his/her designee, for any potentially unusual, excessive or disproportionate trades by examining the reports specified below.  In the event that trading activity appears to be contrary to the guidelines stated above, the COO will discuss such activities with the Employee and, escalate the matter to the COO and/or the Management Committee, as necessary.

Employee Personal Trading Reporting Requirements

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Initial and Annual Holdings Reports:  Within 10 days of his/her date of hire and no less than annually, each Employee must identify and disclose in his/her “Personal Holdings Log”, all investments, securities holdings and investment accounts in which he/she has beneficial ownership2.  The information contained in the report must be current as of a date no more than 45 days prior to the date the person becomes an Employee for the initial report and the reporting date for the annual report.

•	Quarterly Reports: Within 30 days of the end of each quarter, each Employee must identify and disclose in his/her “Personal Transactions Log” each transaction he/she engaged in during the quarter.
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Confirmations and account statements:  Employees are required to direct the firms where his/her accounts are maintained to provide duplicate confirmations and/or account statements to the CCO, or his/her designee.

Gifts and Entertainment

The purpose of business entertainment and gifts is to create goodwill and sound working relationships, not to gain unfair advantage. Employees are prohibited from accepting, offering, giving or providing gifts or entertainment that is:

•	Solicited
•	Excessive in value
•	Not a normal or customary type of business gift or entertainment, e.g., an expense that Cadogan would not pay
•	An investment opportunity
•	Cash or cash equivalents
•	Can be construed as a bribe, payoff or kickback
•	Violates any law or regulation

2 Employees should generally consider themselves the “beneficial owner” of any securities in which they  or a member of their household has a direct or indirect interest.

A gift or entertainment that is not explicitly prohibited above may be accepted, offered, given or provided from/to current or prospective Investors, Investment Fund Service Providers, other vendors or hedge fund managers or their representatives as follows:

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The value of a gift from/to any single individual or firm per year may not exceed U.S. $250.  This limit does not include nominal logo/promotional items and does not apply to gifts or entertainment provided to/received from family members who are in the investments industry.

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The person or entity providing the entertainment, such as a dinner, golf outing, theater or sporting event, is present and as long as the event is not extravagant or excessive so as to give the appearance of impropriety.

•	If the person or entity providing the entertainment is not present, the entertainment should be considered a gift and is subject to the policy with respect to gifts stated above.
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Employees are required to maintain their own “Gifts and Entertainment Log.” Within 5 business days of accepting, giving or providing gifts or entertainment, the Employee must add the gift or entertainment to his/her Gifts and Entertainment Log, including the date any required pre-approval was received.

•	On a quarterly basis, all Employees will be required to confirm that their Gifts and Entertainment Log is current.

With respect to an Employee’s giving of a gift or providing entertainment, any exception to the above must be pre-approved by the COO and CCO, or their designees on the “Gifts and Entertainment Exception Approval Form” prior to the Employee giving the gift or providing the entertainment.  With respect to an Employee’s receipt of a gift or entertainment, if the Employee has reason to know that the gift or entertainment will not fall within the policy stated above, he/she should either not accept the gift or entertainment or obtain pre-approval of the COO and CCO, or their designees, prior to accepting the gift or entertainment.  If the Employee did not have reason to know that the gift or entertainment would not fall within the policy stated above, before he/she received the gift or engaged in the entertainment, then the Employee should promptly notify the COO and CCO after he/she becomes aware that the gift or entertainment does not fall within the policy.

Political Contributions

The Advisers Act prohibits investment advisers from making greater than de minimis political contributions to elected officials (including candidates for office) who are responsible for hiring or can influence the hiring of, investment advisers to manage the assets of a state or municipal government entity (i.e., pension plans, retirement plans, tuition plans).  Any such political contributions to an elected official will trigger a two-year time out period during which Cadogan will be prohibited from receiving its investment management and performance fee with respect to the government entity’s investment in an Investment Fund.

In order to comply with this rule, all Employees, members of an Employee’s household and certain entities (the extent to which this policy will apply to entities with which an Employee is associated will be determined by the CCO, or its designee, through the “Outside Affiliations” process described below) may only make a contribution as follows:

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To an incumbent, candidate or successful candidate (including any election committee for such incumbent or candidate) for elective office of a state or municipality (including agencies and pools of assets sponsored by a state, municipality, or agency):

o	if the Employee is eligible to vote for the candidate and such contribution, together with all prior contributions made to such candidate with respect to the same election, does not exceed $350, or
o	if the Employee is not eligible to vote for the candidate and such contribution, together with all prior contributions made to such candidate with respect to the same election, does not exceed $150.
•	To any candidate or successful candidate (including any election committee for such candidate) for federal office if at the time of the contribution such candidate is a state or municipal official:
o	if the Employee is eligible to vote for the candidate and such contribution, together with all prior contributions made to such candidate with respect to the same election, does not exceed $350, or
o	if the Employee is not eligible to vote for the candidate and such contribution, together with all prior contributions made to such candidate with respect to the same election, does not exceed $150.

Employees, members of an Employee’s household and certain entities (the extent to which this policy will apply to entities with which an Employee is associated will be determined by the CCO, or its designee, through the “Outside Affiliations” process described below) are prohibited from:

•	Making a political contribution for the purpose of influencing the decision by any person or entity to invest in any Investment Fund or to otherwise hire Cadogan as an investment adviser.
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Making a contribution to an incumbent, candidate or successful candidate (including any election committee for such incumbent or candidate) for elective office of a state or municipality (including agencies and pools of assets sponsored by a state, municipality, or agency) other than as stated above.

•
Making a contribution to any candidate or successful candidate (including any election committee for such candidate) for federal office if at the time of the contribution such candidate is a state or municipal official other than as stated above.

•	Making a contribution to a political party of a state or municipality or to any political action committee (PAC)
•	Coordinating, or soliciting any person (including Cadogan or an Investment Fund) or PAC to make any contribution to:
o	an incumbent, candidate or successful candidate (including any election committee for such incumbent or candidate) for elective office of a state or municipality
o	any candidate or successful candidate (including any election committee for such candidate) for federal office if at the time of the contribution such candidate is a state or municipal official
o	a political party of a state or municipality
Because the following actions may be interpreted as supporting an incumbent, candidate or political party, this includes, but is not limited to, the use of the Cadogan name or the Employee’s name on fundraising literature, use of Cadogan office space or resources for fundraising events and an Employee participating in a fundraising event by paying to attend the event, planning the event, volunteering at the event, giving a speech at the event, preparing remarks for, or introducing, a speaker.

Exceptions to certain of the prohibitions stated above will be considered by the COO and CCO after receiving advice from outside legal counsel selected by Cadogan and paid for by the Employee.

If an Employee becomes aware of a violation of the prohibitions stated above, they must immediately notify the CCO, or his/her designee, and take all reasonable efforts to prevent the triggering of the two-year time out period, including actively seeking the return of the contribution.

Political Contribution Reporting and Recordkeeping:

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In advance of becoming an Employee, a potential Employee must disclose to the CCO, or his/her designee, certain political contributions they made during the two years prior to potentially becoming an Employee on a form provided to them.

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Employees are required to maintain their own “Political Contributions Log.” Within 5 business days of making a political contribution that is permitted under the policy, the Employee must add the political contribution to his/her Political Contributions Log.

•	On a quarterly basis, all Employees will be required to confirm that their Political Contributions Log is current.

The CCO, or his/her designee, will maintain a log of:
•	All government entities that currently are or within the past years (but not prior to September 13, 2010) have been Investors.
•	All political contributions made (from March 4, 2011 forward) by Cadogan or any Employee to an official of a government entity, political action committee or state or municipal political party

Confidentiality

All Employees must exercise care in maintaining the confidentiality of any confidential information regarding Cadogan, its Investment Funds, Investors and hedge funds in which the Investment Funds invest except when disclosure is authorized or legally mandated. Confidential information includes nonpublic information of Cadogan that may be helpful to competitors or otherwise harmful to Cadogan or the parties mentioned above. Confidential information also includes information regarding the portfolio holdings and other characteristics of the hedge funds. The obligation to preserve confidentiality of this information continues after association with Cadogan ends. Employees should consult with the CCO or his/her designee if they believe they have a legal obligation to disclose confidential information.

Protection and Proper Use of Firm Assets

All Employees should endeavor to protect the assets of Cadogan and the Investment Funds. Any suspected incident of fraud or theft should be immediately reported for investigation to the COO and CCO. The obligation of Employees to protect the assets of Cadogan includes its proprietary information. Proprietary information includes intellectual property around Cadogan’s research and investment process as well as business and marketing plans, databases, records, salary information, financial data and reports. Unauthorized use or distribution of this information violates this Code.

Investor Complaints

Cadogan takes complaints from Investors very seriously.  Accordingly, all Employees are required to notify the COO and CCO immediately of any complaints received from an Investor.   The relevant Employee(s), together with the CCO, will then prepare a written response to the Investor (which may be preceded by a telephone call), which should be delivered to the Investor as soon as possible.  The CCO, or his/her designee, is responsible for maintaining a log of all Investor complaints that includes how the complaint was addressed as well as any written correspondence associated with the complaint.

Reporting Certain Conduct

Any Employee who has knowledge or information about any actual, apparent or suspected violation of law or regulation, this Manual or Code or other conduct that might affect Cadogan’s reputation, business or operations, must promptly report the violation or conduct to the CCO.  All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Confidentiality of Employee Information

All reports of personal trading, holdings, political contributions and any other personal information provided to the CCO, or his/her designee will be kept CONFIDENTIAL, provided, however, that such information will be subject to review by appropriate individuals, including senior management and external legal counsel or auditors.  Such information will be provided to government authorities or others if required by law or court order and information regarding political contributions may be disclosed to representatives of government entities who are Investors or potential Investors at their request in the sole discretion of Cadogan.